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                                    EXHIBIT 5

                          OPINION OF CORPORATE COUNSEL

                                                            January 13, 2003


Hibernia Corporation
313 Carondelet Street
New Orleans, Louisiana 70130

Re: S-3 Registration Statement for Registration of Additional Shares under Hibernia Corporation's Dividend Reinvestment and Stock Purchase Plan

Ladies and Gentlemen:

     I am a Senior Vice President, Corporate Counsel and Secretary of Hibernia Corporation, a Louisiana corporation (the "Company"), and am delivering this opinion in connection with the Company's filing of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended. The Registration Statement relates to the registration by the Company of 3,500,000 shares of Class A Common Stock (the "Shares") to be offered and sold pursuant to the terms of the Company's Dividend Reinvestment and Stock Purchase Plan, as amended and restated effective January 13, 2003 (the "Plan").

     In furnishing this opinion, I have examined such documents and have made such investigation of matters of fact and law as I have deemed necessary or appropriate to provide a basis for the opinion set forth herein. In such examination and investigation, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals and the conformity to original documents of all documents submitted as certified or photostatic copies.

     In rendering this opinion, I do not express any opinion concerning any law other than the law of the State of Louisiana and the federal law of the United States, and I do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed below.

     Based upon and limited by the foregoing and the further qualifications stated below, and based upon legal considerations that I deem relevant and upon laws or regulations in effect as of the date hereof, I am of the opinion that the Shares have been duly authorized and either are, or, upon issuance thereof pursuant to the terms of the offering thereof and the Plan, and upon payment of the consideration therefor, will be, validly issued, fully paid and nonassessable.

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     No opinion is expressed herein as to the effect of any future acts of the
Company or any changes in existing law. The opinion expressed herein is rendered as of the date hereof with no undertaking to advise of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of this opinion. This letter expresses my legal opinion as to the foregoing matters based on my professional judgment at this time. It is not, however, to be construed as a guaranty, or a warranty that a court considering such matters would not rule in a manner contrary to the opinion set forth above.

     I hereby expressly consent to the inclusion of this opinion as an exhibit to the Registration Statement covering the Shares and to the reference to this opinion therein and in the prospectus that is a part thereof.

     This opinion is being furnished to you pursuant to the filing of the Registration Statement and may not be relied upon by any other person or used for any other purpose, except as provided for in the preceding paragraph.

                                        Very truly yours,


                                        /s/ Cathy E. Chessin
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                                        Cathy E. Chessin
                                        Senior Vice President,
                                        Corporate Counsel and Secretary